NEURALSTEM, INC.

COMMON STOCK SUBSCRIPTION AGREEMENT

THIS COMMON STOCK SUBSCRIPTION AGREEMENT (the "*Agreement*") is made as of September 26 2005, by and among NEURALSTEM, INC., a Delaware corporation (the "*Company*"), and the person or entity identified on the signature page hereto (the "*Purchaser*") and is effective upon the date of acceptance of the Subscription (defined below) by the Company.

RECITALS

WHEREAS, prior to the Closing (defined below) the Company will authorize the sale and issuance of an aggregate of up to **One million (1,000,000)** shares **but no less than four hundred thousand (400,000) shares** of its Common Stock (the " *Stock*");

WHEREAS, Purchaser desires to subscribe for the Shares (defined below) on the terms and conditions set forth herein; and

WHEREAS, upon acceptance of the Subscription (defined below), the Company desires to issue and sell the Shares to Purchaser on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. SUBSCRIPTION.

1.1 Subscription; Escrow.

(a) Purchaser hereby tenders a subscription (the "*Subscription*") for the number of shares of Common Stock set forth opposite the heading "*Shares*" (the "*Shares*") and in the amount set forth opposite the heading "*Aggregate Purchase Price*" on the schedule attached hereto as *Exhibit A*.

(b) As payment for the Subscription at the Closing, Purchaser has tendered herewith the amount of the Aggregate Purchase Price to be held in Escrow until closing. Such payment has been tendered to the Company to be held in a separate escrow account.

1.2 Acceptance of Subscription. Purchaser agrees that the Subscription is and shall be irrevocable, but the obligations hereunder will terminate to the extent that the Subscription is not accepted by the Company. Purchaser understands that the Company will notify him, her or it whether his, her or its investment has been accepted in whole or in part. The Company in its sole and absolute discretion reserves the right to reject the Subscription in its

entirety or in part, and in such event, (a) the Company will return to Purchaser his, her or its rejected or amended subscription documents, (b) the payment corresponding to the rejected portion of the Subscription which was made pursuant to Section 1.1(b) shall be released from escrow, (c) the term "***Shares***" shall be deemed to include only those shares of Common Stock corresponding to the portion of the Subscription accepted by the Company, and (d) *Exhibit A* shall be amended to reflect the foregoing.

1.3 **Authorization of Shares.** On or prior to the Closing, the Company shall have authorized (a) the sale and issuance to Purchaser of the Shares.

1.4 **Sale and Purchase.** Upon and to the extent of acceptance by the Company of Purchaser's Subscription and subject to the terms and conditions hereof, at the Closing the Company will issue and sell to Purchaser, and Purchaser will purchase from the Company, the Shares at a purchase price of **[$_0.50] (fifty cents)** per share.

2. CLOSING, DELIVERY AND PAYMENT.

2.1 **Closing.** The closing of the sale and purchase of the Shares under this Agreement (the "***Closing***") shall take place on or before 10:00 a.m. on **Septmber 15th, 2005**, or later as extended by the Company at their discretion, at the offices of the Company at 9700 Great Sseneca Highway, Rockville, MD. 20850 or at such other time or place as the Company may accept the Subscription of the Purchaser. (the date Closing takes place is hereinafter referred to as the "***Closing Date***").

2.2 **Delivery.** At the Closing, subject to the terms and conditions hereof, the Company will deliver to Purchaser a certificate representing the number of Shares to be purchased at the Closing by Purchaser, against payment of the purchase price in immediately available funds pursuant to the Escrow Agreement.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

On or before Closing, except as set forth on a Schedule of Exceptions delivered by the Company to Purchaser at the Closing, the Company hereby represents and warrants to Purchaser as of the date of this Agreement as set forth below.

3.1 **Organization, Good Standing and Qualification.** The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to issue and sell the Shares and to carry out the provisions of this Agreement, and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

3.2 **Subsidiaries.** The Company does not own or control any equity security or other interest of any other corporation, limited partnership or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

3.3 **Capitalization; Voting Rights.**

(a) The authorized capital stock of the Company, immediately prior to the Closing, consists of (i) 75,000,000 shares of Common Stock, par value $.01 per share, **17,608,346** shares of which are issued and outstanding, and (ii) 7,000,000 shares of Preferred Stock, par value $.01 per share, **0** shares of which are issued and outstanding

(b) Under the Company's Stock Option Plan (the "*Plan*"), (i) **no** shares have been issued pursuant to restricted stock purchase agreements and/or the exercise of outstanding options, (ii) options to purchase **2,400,000** shares have been granted and are currently outstanding (as listed on *Exhibit B*), and (iii) **[19,600,000]** shares of Common Stock remain available for future issuance to officers, directors, employees and consultants of the Company.

(c) Pursuant to the warrants, promissory notes and agreements described on *Exhibit B* hereto, an aggregate of **[200,000]** shares of Common Stock (the "***Additional Reserved Shares***") are reserved for issuance upon the exercise of the rights embodied in such warrants, notes and agreements.

(d) Other than the shares reserved for issuance under the Plan and the Additional Reserved Shares and except as may be granted pursuant to this Agreement and disclosed on exhibit C hereto (exceptions) there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities.

3.4 **Authorization; Binding Obligations.** All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, sale, issuance and delivery of the Shares pursuant hereto has been taken or will be taken prior to the Closing

3.5 **Financial Statements.** The Company has made available to Purchaser its (a) **[audited]** balance sheet as at December 31, 2002 and (b) its unaudited balance sheet as of **[April 30, 2003, and 2004]** (the "***Statement Date***"). (collectively, the "***Financial Statements***"). The Financial Statements, to the best of Management's knowledge and belief present fairly the financial condition and position of the Company as of December 31, 2004 and the Statement Date; *provided, however*, that the unaudited financial statements are subject to normal recurring year-end audit adjustments (which are not expected to be material), and do not contain all footnotes required under generally accepted accounting principles.

3.6 **Liabilities.** The Company, to the best of its knowledge, knows of no material contingent liabilities not disclosed in the Financial Statements, except current liabilities

incurred in the ordinary course of business subsequent to the Statement Date which have not been, either in any individual case or in the aggregate, materially adverse.

3.7 Agreements; Action.

(a) There are no agreements, understandings, instruments, contracts, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (i) obligations (contingent or otherwise) of the Company in excess of $250,000 or (ii) the transfer or license of any patent, other than as disclosed in the Business Plan, copyright, trade secret or other proprietary right to or from the Company (other than licenses arising from the purchase of "off the shelf" or other standard products), or (iii) provisions restricting the development, manufacture or distribution of the Company's products or services, or (iv) indemnification by the Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase, sale or license agreements entered into in the ordinary course of business).

(b) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities (other than with respect to dividend obligations, distributions, indebtedness and other obligations incurred in the ordinary course of business or as disclosed in the Financial Statements) individually in excess of $250,000 or, in the case of indebtedness and/or liabilities individually less than $250,000, in excess of $500,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(c) For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

3.8 Obligations to Related Parties. There are no obligations of the Company to officers, directors, stockholders, or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company. Except as may be disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

3.9 Changes. Since the Statement Date, there has not been to the Company's knowledge:

(a) Any resignation or termination of any officer, key employee or group of employees of the Company;

(b) Any material change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

(c) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of the Company;

(d) Any direct or indirect loans made by the Company to any stockholder, employee, officer or director of the Company, other than advances made in the ordinary course of business;

(e) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(f) Any declaration or payment of any dividend or other distribution of the assets of the Company;

(g) Any labor organization activity related to the Company;

(h) Any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(i) Any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(j) Any arrangement or commitment by the Company to do any of the acts described in subsection (a) through (i) above.

3.10 Intellectual Property.

(a) To the best of its knowledge, the Company owns or possesses sufficient legal rights to all material patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others.

(b) The Company has not received any communications alleging that the Company has violated or, by conducting its business as presently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, other than those related to U.S. Patent office Re examination proceedings recently concluded, nor is the Company aware of any basis therefor.

3.11 Compliance with Other Instruments. To the best of managements' knowledge and belief the Company is not in violation or default of any term of its Certificate of Designation, Amended and Restated Certificate of Incorporation, as amended, or Bylaws, or of any provision of any material mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order or writ, other than any such violation or default that would not have a material adverse effect on the Company. The execution, delivery, and performance of and compliance with this Agreement, will not, with or without the passage of time or giving of notice, result in any such material violation or default, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

3.12 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company that questions the validity of this Agreement, or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which would reasonably be expected to result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for any of the foregoing. The foregoing includes, without limitation, actions pending or, to the Company's knowledge, threatened involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

3.13 Obligations of Management. Each officer and key employee of the Company is currently devoting substantially all of his or her business time to the conduct of the business of the Company. No officer or key employee is currently working or, to the Company's knowledge, plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise.

3.14 Compliance with Laws; Permits. The Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, or operations of the Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of the Shares or the Conversion Shares, except such as have been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it,

the lack of which could materially and adversely affect the business, properties or financial condition of the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

3.15 Environmental and Safety Laws. To its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

3.16 Offering Valid. Assuming the accuracy of the representations and warranties of Purchaser contained in Section 4.2 hereof, the offer, sale and issuance of the Shares will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "***Securities Act***"), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or any state securities laws.

3.17 Real Property Holding Corporation. The Company is not a real property holding corporation within the meaning of Code Section 897(c)(2) and any regulations promulgated thereunder.

4. **REPRESENTATIONS AND WARRANTIES OF PURCHASER.**

Purchaser hereby represents and warrants to the Company as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

4.1 Requisite Power and Authority. Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Related Agreements and to carry out their provisions. All action on Purchaser's part required for the lawful execution and delivery of this Agreement and the Related Agreements has been or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, (b) as limited by general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions of Section 2.9 of the Investor Rights Agreement may be limited by applicable laws.

4.2 Investment Representations. Purchaser understands that the Shares have not been registered under the Securities Act. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in the Agreement. Purchaser hereby represents and warrants as follows:

(a) **Purchaser Bears Economic Risk.** Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Shares (or the Conversion Shares) are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that the Company has no present intention of registering the Shares, the Conversion Shares or any shares of its Common Stock. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares or the Conversion Shares under the circumstances, in the amounts or at the times Purchaser might propose.

(b) **Acquisition for Own Account.** Purchaser is acquiring the Shares and the Conversion Shares for Purchaser's own account for investment only, and not with a view towards their distribution.

(c) **Purchaser Can Protect Its Interest.** Purchaser represents that by reason of its, or of its management's, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement and the Related Agreements. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

(d) **Accredited Investor.** Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(e) **Company Information.** Purchaser has received and read the Financial Statements and has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company's operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

(f) **Rule 144.** Purchaser acknowledges and agrees that the Shares, and, if issued, the Conversion Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale

occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

(g) If Purchaser is an individual, then Purchaser resides in the state or province identified in the address of Purchaser set forth on *Exhibit A*; if Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of Purchaser in which its investment decision was made are located at the address or addresses of Purchaser set forth on *Exhibit A*.

5. CONDITIONS TO CLOSING.

5.1 Conditions to Purchaser's Obligations at the Closing. Purchaser's obligations to purchase the Shares at the Closing are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a) **Representations and Warranties True; Performance of Obligations.** The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

(b) **Legal Investment.** On the Closing Date, the sale and issuance of the Shares shall be legally permitted by all laws and regulations to which Purchaser and the Company are subject.

(c) **Due Authorization; Consents, Permits, and Waivers.** The Company shall have duly authorized the sale and issuance of the Shares and consummation of the transactions contemplated by this Agreement and the Related Agreements and shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and the Related Agreements (except for such as may be properly obtained subsequent to the Closing).

(d) **Corporate Documents.** The Company shall have delivered to Purchaser or its counsel, copies of all corporate documents of the Company as Purchaser shall reasonably request.

(e) **Minimum Subscriptions. The Company shall have received and accepted subscriptions substantially in the form of this Agreement covering the aggregate purchase of at least 400,000 shares of its Common Stock at a purchase price per share of [fifty cents ($.50)], and the subscribers thereof shall have placed into escrow sufficient funds covering the purchase of such shares.**

5.2 Conditions to Obligations of the Company. The Company's obligation to issue and sell the Shares at the Closing is subject to the satisfaction, on or prior to the Closing, of the following conditions:

(a) **Representations and Warranties True.** The representations and warranties in Section 4 made by Purchaser shall be true and correct in all material respects at the date of the Closing, with the same force and effect as if they had been made on and as of such date.

(b) **Performance of Obligations.** Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by Purchaser on or before the Closing.

(c) **Due Authorization; Consents, Permits, and Waivers.** The Company shall have duly authorized the sale and issuance of the Shares and consummation of the transactions contemplated by the Agreement and the Related Agreements and shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Related Agreements (except for such as may be properly obtained subsequent to the Closing).

(d) **[Minimum Subscriptions. The Company shall have received and accepted subscriptions substantially in the form of this Agreement covering the aggregate purchase of at least 400,000 shares of its Common Stock at a purchase price per share of Fifty cents ($.50)], and the subscribers thereof shall have placed into escrow sufficient funds covering the purchase of such shares.**

6. MISCELLANEOUS.

6.1 **Governing Law.** This Agreement shall be governed in all respects by the laws of the State of Delaware as such laws are applied to agreements among Delaware residents entered into and performed entirely in Delaware.

6.2 **Survival.** The representations, warranties, covenants and agreements made herein shall survive any investigation made by Purchaser and the closing of the transactions contemplated hereby for a period of one (1) year following the Closing. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

6.3 **Successors and Assigns.** Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time.

6.4 **Entire Agreement.** This Agreement, the exhibits and schedules hereto, the Related Agreements and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

6.5 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.6 Amendment and Waiver. This Agreement may be amended or modified only upon the written consent of the Company and Purchaser. This Agreement is not transferable or assignable by Purchaser. The obligations of the Company and the rights of Purchaser under this Agreement may be waived only with the written consent of the party against whom such waiver is being sought. Notwithstanding anything to the contrary in this Section 6.6, the Company shall not require the consent of Purchaser to reject in whole or part this Subscription or to reduce the number of Shares to be purchased by Purchaser as set forth in this Subscription.

6.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, the Related Agreements or the Certificate of Designation, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on Purchaser's part of any breach, default or noncompliance under this Agreement, the Related Agreements or the Certificate of Designation or any waiver on Purchaser's part of any provisions or conditions of this Agreement, the Related Agreements or the Certificate of Designation must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the Related Agreements, the Certificate of Designation, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

6.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its address set forth on the signature page hereof and to Purchaser at its address set forth on the signature page hereof or at such other address as the Company or Purchaser may designate by ten (10) days advance written notice to the other parties hereto.

6.9 Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

6.10 Attorneys' Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

6.11 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

6.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

6.13 Broker's Fees. Except as set forth on the Schedule of Exceptions, each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto (collectively, "***Placement Agents***") is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. The Company is solely responsible for any payment, fee or commission that may be due to any Placement Agents retained by the Company in connection with the transactions contemplated hereby. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 6.13 being untrue

6.14 Confidentiality. Each party hereto agrees that, except with the prior written consent of the other party, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other party to which such party has been or shall become privy by reason of this Agreement or the Related Agreements, discussions or negotiations relating to this Agreement or the Related Agreements, the performance of its obligations hereunder or the ownership of the Shares purchased hereunder. The provisions of this Section 6.14 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto.

6.15 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

[Signature Page Follows]

ACCEPTED AS OF ______________, 2005 BY THE COMPANY:

NEURALSTEM, INC.

Signature:______________________________
I. Richard Garr
President and CEO
Address:
9700 Great Seneca Highway
Rockville, MD 20850

EXHIBIT B

LIST OF SIGNIFICANT SHAREHOLDERS, OPTIONS AND RESERVED STOCK

KARL JOHE	2,084,583
JARED DRESCHER	927,903
STANLEY WESTREICH	3,801,113
MERRILL SOLOMON	1,937,097
RICHARD GARR	1,810,083
REGAL ONE, INC.	1,600,758
SHIRLEY FUJIMOTO	619,574
BARRY SEIDMAN	885,420
GENE LOGIC, INC.	314,276
OTHER SHAREHOLDERS	3,627,539
TOTAL	17,608,346

OPTIONS GRANTED (NONE VESTED)

KARL JOHE	1,200,000 SHARES
RICHARD GARR	1,200,000 SHARES

VESTING EQUALLY OVER 4 YEARS
EXERCISE PRICE OF FIFTY CENTS/SHARE

RESERVED STOCK
UNDERLYING AN OPTION FOR 200,000 SHARES AT FIFTY CENTS/SHARE ASSOCIATED WITH A NOTE FOR WORKING CAPITAL LOANED TO THE COMPANY BY STANLEY WESTREICH. OPTIONS MUST BE EXERCISED BY OCTBER 15, 2008.

UNDERLYING AN OPTION FOR 200,000 SHARES AT FIFTY CENTS/SHARE ASSOCIATED WITH A SERVICES CONTRACT WITH EQUITY COMMUNICATIONS. OPTIONS MUST BE EXERCISED BY SEPTEMBER 1, 2010